UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

February 2, 2009

Black Raven Energy, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-120129	20-0563497
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1875 Lawrence Street, Suite 450, Denver, Colorado		80202
(Address of principal executive offices)		(Zip Code)

(303) 308-1330

(Registrant’s telephone number, including area code)

PRB Energy, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

As previously reported, on January 16, 2009, the United States Bankruptcy Court for the District of Colorado (the “Bankruptcy Court”) entered an order confirming the Modified Second Amended Joint Plan of Reorganization (the “Plan”) filed by PRB Energy, Inc. (“PRB”) and PRB Oil & Gas, Inc. (“PRB Oil”).  On February 2, 2009 (the “Effective Date”), the Plan became effective.  In connection with PRB’s reorganization and exit from bankruptcy, PRB changed its corporate name to Black Raven Energy, Inc. (“Black Raven Energy”).

In connection with the consummation of the Plan, Black Raven Energy and PRB Oil entered into a Limited Waiver, Consent, and Modification Agreement (the “Modification Agreement”), dated as of the Effective Date, with West Coast Opportunity Fund, LLC (“WCOF”).  Under the Modification Agreement, Black Raven Energy and PRB Oil agreed to issue an Amended and Restated Senior Secured Debenture (the “Amended Debenture”), payable to WCOF, in the amount of $18,450,000.  The Amended Debenture supersedes and amends the senior secured debentures issued by PRB Oil to WCOF and DKR Soundshore Oasis Holding Fund Ltd. on December 28, 2006 (the “Original Debentures”).  Under the Amended Debenture, $3,750,000 of the outstanding principal balance and any unpaid accrued interest are due and payable on December 31, 2009.  The remainder of the outstanding principal balance of the Amended Debenture, along with any unpaid accrued interest, are due and payable on December 31, 2010.  The Amended Debenture bears interest at 10% per annum which is payable quarterly.  Subject to certain conditions, the Amended Debenture can be prepaid with a prepayment penalty of 110% of the outstanding principal, unpaid accrued interest and late charges.  Upon the occurrence of an event of default, as described in the Amended Debenture, the Amended Debenture may be immediately redeemed by WCOF and the interest rate applicable to the principal amounts will be increased to 18% per annum during the period the default exists.  Any portion of the Amended Debenture that is redeemed by WCOF will be redeemed at a price equal to 110% of the outstanding principal, unpaid accrued interest and late charges.

Pursuant to the Plan and the Modification Agreement, the Amended Debenture includes a $1.5 million exit financing facility (the “Exit Financing”) to be used by Black Raven Energy and PRB Oil to pay for certain post-petition claims and administrative expenses.  The principal amount of the Exit Financing is included in, and the repayment terms of the Exit Financing are governed by, the Amended Debenture.

Under the Modification Agreement, WCOF agrees to waive any defaults that may have existed under the Original Debentures or other applicable transaction documents prior to the Effective Date, and to waive any default that may exist under the Original Debentures, Amended Debenture, or other applicable transaction documents due to the implementation of the Plan.  WCOF also agrees to release PRB Gathering, Inc., a former subsidiary of PRB, from certain obligations under the Original Debentures.

The above summary of the Modification Agreement and Amended Debenture is qualified in its entirety by reference to the full text of these documents, which are filed as Exhibits 4.1 and 10.1 to this Current Report on Form 8-K.

Item 1.02               Termination of Material Definitive Agreement.

The information set forth under Item 1.01 “Entry into a Material Definitive Agreement” is incorporated into this Item 1.02 by reference.  Pursuant to the Plan and the Modification Agreement, the Original Debentures were superseded and amended by the Amended Debenture.

In connection with PRB’s reorganization and emergence from bankruptcy, all existing shares of PRB’s common stock were cancelled as of the Effective Date.  Upon the Effective Date, as set forth in the Plan, all existing compensation and benefit plans of PRB were terminated, including PRB’s 2007 Equity Incentive Plan (the “2007 Plan”).  As of the Effective Date, any and all awards granted under the 2007 Plan were terminated and will no longer be of any force or effect.

Item 2.03               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 “Entry into a Material Definitive Agreement” is incorporated into this Item 2.03 by reference.

Item 3.02               Unregistered Sales of Equity Securities.

Pursuant to the Plan, all 8,721,994 shares of PRB’s outstanding common stock were cancelled as of the Effective Date.  Upon the filing of the Amended and Restated Articles of Incorporation (the “Articles”) with the Nevada Secretary of State on February 2, 2009, PRB changed its name to Black Raven Energy, Inc. and initiated the issuance of 15 million shares of newly created common stock of Black Raven Energy, par value $.001 (the “Common Stock”), to be issued as follows: (a) 13.5 million shares of Common Stock to WCOF, (b) 1.425 million shares of Common Stock, on a pro rata basis, to holders of Class A-4 Claims (as defined by the Plan), and (c) 75,000 shares of Common Stock, on a pro rate basis, to holders of Class B-5 Claims (as defined by the Plan).  The Common Stock is issued pursuant to Section 1145 of the United States Bankruptcy Code, which exempts the issuance of securities from the registration requirements of the Securities Act of 1933, as amended.

Pursuant to the Plan, Black Raven Energy will issue warrants to holders of Class A-4 Claims (as defined by the Plan) to acquire, on a pro rata basis, 1.425 million shares of Common Stock at an exercise price of $2.50 per share.  Black Raven Energy will also issue warrants to holders of Class B-5 Claims (as defined by the Plan) to acquire, on a pro rata basis, 75,000 shares of Common Stock at an exercise price of $2.50 per share.  All such warrants must be exercised no later than December 31, 2013.  The form of warrant certificate under which the warrants will be issued is attached hereto as Exhibit 10.2.  The warrants are issued pursuant to Section 1145 of the United States Bankruptcy Code, which exempts the issuance of securities from the registration requirements of the Securities Act of 1933, as amended.

Item 5.01               Changes in Control of Registrant.

The information set forth under Item 3.02 “Unregistered Sales of Equity Securities” is incorporated into this Item 5.01 by reference.  As a result of the cancellation of all outstanding common stock of PRB and the issuance of the Common Stock, a change of control of Black Raven Energy has occurred.  WCOF acquired 13,500,000 shares of Common Stock, which represents 90% of the outstanding Common Stock and voting control of Black Raven Energy.  Such shares of Common Stock were issued to WCOF in settlement of its claims in the bankruptcy of PRB.  Pursuant to the Plan, Atticus Lowe, an affiliate of WCOF, will serve as an initial member of the Board of Directors (the “Board”) of Black Raven Energy.

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On the Effective Date, the following persons resigned from the Board of PRB: James P. Schadt, Paul L. Maddock, Jr., Reuben Sandler, and Sigmund J. Rosenfeld.  Mr. Schadt served as Executive Chairman of the Board.  Messrs. Schadt, Maddock, Sandler, and Rosenfeld did not resign from the Board because of any disagreement with PRB’s management or on any matter relating to PRB’s operations, policies or practices.

On the Effective Date, as required by the Plan, Atticus Lowe was appointed to serve as a director on the Board of Black Raven Energy.  The Board has not yet determined the committee or committees of the Board, if any, on which Mr. Lowe will serve.  Pursuant to the Plan, William F. Hayworth and Gus J. Blass III will remain members of the Board of Black Raven Energy.

As required by the Plan, William F. Hayworth will remain as the President and Chief Executive Officer of Black Raven Energy.

Item 5.03               Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On the Effective Date, PRB adopted the Articles and Amended and Restated Bylaws of Black Raven Energy (the “Bylaws”).  The following sets forth a description of the key provisions of the Articles and Bylaws.  This description of the Articles and Bylaws is qualified in its entirety by reference to the full text of these documents, which are filed as Exhibits 3.1 and 3.2 to this Current Report on Form 8-K.

Authorized Capital Stock

Black Raven Energy is authorized to issue 250,000,000 shares of stock, par value $.001 per share, consisting of 150,000,000 shares of Common Stock and 100,000,000 shares of preferred stock.  The Board is authorized to issue the preferred stock without stockholder approval and to determine the terms, conditions and rights of such preferred stock.

Preemptive Rights

Holders of shares of Black Raven Energy do not have preemptive rights, except the holders of the new Common Stock of Black Raven Energy issued pursuant to the Plan will have preemptive rights on any additional offerings of the Common Stock until December 30, 2011.  Such preemptive rights are not transferable.

Special Meeting of Stockholders

A special meeting of the stockholders may be called by the Chairman or Vice-Chairman of the Board, the President, the Chief Executive Officer or a majority of the Board, or by the Secretary upon the written request of stockholders holding at least 25% of all the votes entitled to vote at the special meeting.

Notice of Stockholder Meeting

Written or printed notice of all stockholder meetings must be delivered to each stockholder entitled to vote at such meeting not less than 10 days and no more than 60 days before the date of the meeting.

Stockholder Voting

Each outstanding share of stock is entitled to one vote at a meeting of the stockholders.  Each stockholder entitled to vote at a meeting is entitled to vote in person or by proxy executed in writing.  The holders of a majority of shares entitled to vote, represented in present or by proxy, will constitute a quorum at a meeting of the stockholders.

Notice Requirements of Stockholder Nominations and Proposals

Notice of stockholder nominations of directors and proposals must be received by the Secretary at the principal executive offices of Black Raven Energy: (i) with respect to the annual meeting of the stockholders, not less than 90 days prior to the anniversary date of the previous year’s annual meeting of the stockholders, or if no annual meeting was held in the previous year or if the annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, not less than 30 days prior to the end of the fiscal year of Black Raven Energy, or (ii) with respect to a special meeting of the stockholders, no later than the tenth day following the day on which notice of the special meetings was sent to stockholders or public disclosure of the meeting is made, whichever occurs first.

Number of Directors

The Board shall consist of at least one member and no more than nine members.  The number of directors may be changed by resolution of the Board.  As of the Effective Date, the Board will initially consist of three members.

Vacancies on the Board

Any vacancy on the Board may be filled by a majority vote of the directors.  A director elected by the Board to fill a vacancy will serve for the unexpired term of his predecessor in office, or in the case of a vacancy filled due to an increase in the number of directors, until the next election of directors by the stockholders.

Removal of Directors

The Bylaws provide that no director may be removed without cause and approval of the Bankruptcy Court prior to December 31, 2010.  After December 31, 2010, any director may be removed by stockholder vote with or without cause.

Board Committees

The Board may constitute one or more committees of the Board which must consist of not less than two members of the Board, and such committees will have and may exercise all powers given to such committee by the Board.

Indemnification of Officers and Directors

Black Raven Energy will indemnify its directors to the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes, and to the extent authorized by the Board, may indemnify its officers against liability or any other reasonable expense.

Limitation of Personal Liability of Directors and Officers

No director or officer will be personally liable to Black Raven Energy or any of its stockholders for damages for breach of fiduciary duty as a director or officer, except for liability for (i) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of the law, and (ii) the payment of distributions in violation of Section 78.300 of the Nevada Revised Statutes.

Amendment of Bylaws

The Bylaws may be amended, altered or repealed by the affirmative vote of a majority of the Board.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit 3.1	Amended and Restated Articles of Incorporation of Black Raven Energy, Inc.

Exhibit 3.2	Amended and Restated Bylaws of Black Raven Energy, Inc.

Exhibit 4.1	Amended and Restated Senior Secured Debenture, dated February 2, 2009, of PRB Oil & Gas, Inc. and Black Raven Energy, Inc.

Exhibit 10.1	Limited Waiver, Consent, and Modification Agreement, dated February 2, 2009, by and among PRB Oil & Gas, Inc., Black Raven Energy, Inc., and West Coast Opportunity Fund, LLC

Exhibit 10.2	Form of Warrant Certificate of Black Raven Energy, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BLACK RAVEN ENERGY, INC.

Date: February 6, 2009

By: /s/ William F. Hayworth
William F. Hayworth
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation of Black Raven Energy, Inc.

3.2	Amended and Restated Bylaws of Black Raven Energy, Inc.

4.1	Amended and Restated Senior Secured Debenture, dated February 2, 2009, of PRB Oil & Gas, Inc. and Black Raven Energy, Inc.

10.1	Limited Waiver, Consent, and Modification Agreement, dated February 2, 2009, by and among PRB Oil & Gas, Inc., Black Raven Energy, Inc., and West Coast Opportunity Fund, LLC

10.2	Form of Warrant Certificate of Black Raven Energy, Inc.